Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-59277, 333-95167, 333-65884, 333-117431, 333-40384, and 333-135400 on Form S-8 of Heritage Commerce Corp of our report dated March 15, 2007 (February 22, 2008 as to the effects of the restatement discussed in Note 17) with respect to the consolidated financial statements of Heritage Commerce Corp, on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of internal control over financial reporting, which report appears in the Annual Report on Form 10-K/A (Amendment No. 2) of Heritage Commerce Corp for the year ended December 31, 2006.

/s/ Crowe Chizek and Company LLP
Crowe Chizek and Company LLP

Oak Brook, Illinois
February 22, 2008